EXHIBIT 10.1

TRUST AMENDMENT

September 25, 2023

THIS AMENDMENT TO THE INVESTMENT MANAGEMENT TRUST AGREEMENT (this “Amendment”) is made as of September 25, 2023, by and between Horizon Space Acquisition I Corp., a Cayman Islands company (the “Company”), and Continental Stock Transfer & Trust Company (the “Trustee”). Capitalized terms contained in this Amendment, but not specifically defined in this Amendment, shall have the meanings ascribed to such terms in that certain Investment Management Trust Agreement, dated December 21, 2022, by and between the parties hereto (the “Trust Agreement”).

WHEREAS, a total of $70,207,500 was placed in the Trust Account from the IPO and sale of private units in a private placement;

WHEREAS, Section 1(k) of the Trust Agreement provides that the Trustee shall commence liquidation of the Trust Account and distribute the Property in the Trust Account after receipt of, and only in accordance with, a Termination Letter; or in the event that a Termination Letter has not been received by the Trustee by the 9-month anniversary of the closing of the IPO (“Closing”) or, in the event that the Company extended the time to complete the Business Combination for up to 15-months from the effective date of the prospectus but has not completed the Business Combination within the applicable monthly anniversary of the effective date of the prospectus;

WHEREAS, Section 7(c) of the Trust Agreement provides that Section 1(k) of the Trust Agreement may only be changed, amended or modified by the affirmative vote of a majority of the then outstanding Ordinary Shares, provided that all Public Shareholders must be given the right to receive a pro-rata portion of the trust account (no less than $10.175 per share plus the amount per share deposited in the Trust Account pursuant to any Extension Letter) in connection with any such amendment);

WHEREAS, the Company further obtained the approval of the holders of the affirmative vote of at least a majority of the then outstanding Ordinary Shares;

WHEREAS, each of the Company and Trustee desire to amend the Trust Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Amendments to Trust Agreement.

(a) The third recital to the Trust Agreement is hereby amended and restated as follows:

WHEREAS, on September 25, 2023, the Company’s shareholders approved an amendment to the extension of the deadline to consummate an initial Business Combination to allow that, if the Company is not able to complete its initial Business Combination by September 27, 2023, the Company may extend the period for up to six times, each by an additional one-month extension, for a total of up to six months to March 27, 2024, by depositing into the Trust Account (as defined below) $70,000, no later than the 27th day of each subsequent months (each, an “Applicable Deadline”), as applicable for each one-month extension (each, an “Extension”), in exchange for which they will receive promissory notes; and

(b) Section 1(k) of the Trust Agreement is hereby amended and restated in its entirety as follows:

(k) Commence liquidation of the Trust Account only after and promptly after receipt of, and only in accordance with, the terms of a letter (“Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, signed on behalf of the Company by its President, Chief Executive Officer or Chairman of the Board and Secretary or Assistant Secretary and, in the case of a Termination Letter in a form substantially similar to that attached hereto as Exhibit A, acknowledged and agreed to by Network 1, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed in the Termination Letter and the other documents referred to therein; provided, however, that in the event that a Termination Letter has not been received by the Trustee by September 27, 2023 or, in the event that the Company extended the time to complete the Business Combination for six times, each for a one-month extension for a total of up to six months to March 27, 2024 but has not completed the Business Combination within the applicable monthly anniversary of the effective date of the prospectus, (“Last Date”), the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B hereto and distributed to the Public Shareholders as of the Last Date.

2.	Miscellaneous Provisions.

2.1.

Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Trustee shall bind and inure to the benefit of their permitted respective successors and assigns.

2.2.

Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.3.	Applicable Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.

2.4.	Counterparts. This Amendment may be executed in several original or facsimile counterparts, each of which shall constitute an original, and together shall constitute but one instrument.

2.5.	Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.6.

Entire Agreement. The Trust Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[signature page follows]

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IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first set forth above.

HORIZON SPACE ACQUISITION I CORP.

By:	/s/ Mingyu (Michael) Li
Name:	Mingyu (Michael) Li
Title:	Director and Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:	/s/ Francis Wolf
Name:	Francis Wolf
Title:	Vice President

[signature page to the trust amendment]

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